Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Ecopetrol S.A. of our report dated April 28, 2016 relating to the consolidated financial statements as of December 31, 2015, December 31, 2014 and January 1, 2014 and for the years ended December 31, 2015 and 2014 and the effectiveness of internal control over financing reporting, which appear in Ecopetrol S.A.’s Annual Report on Form 20-F, for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers Ltda.

Bogotá, Colombia

August 8, 2016